CONTACT:	NewsRelease

John Byczkowski, FHLBank Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	February 21, 2013

FHLBANK CINCINNATI ANNOUNCES 2012 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the year ended December 31, 2012. The FHLBank continued to effectively fulfill its mission by providing readily available and favorably priced wholesale funding to its member financial institutions, supporting its commitment to affordable housing, and paying stockholders a competitive dividend return on their capital investment. Highlights include:

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Net income for 2012 was $235 million and return on average equity (ROE) was 6.20 percent. This compares to net income of $138 million and ROE of 3.89 percent for 2011. For the fourth quarter of 2012, net income was $65 million and ROE was 6.22 percent, compared to net income of $40 million and ROE of 4.44 percent for the same period of 2011.

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The most significant contributors to the increase in net income and ROE in 2012 were the full year effect of elimination of the REFCORP obligation, management's asset-liability and market risk strategies, prepayment fees on Advances, gains from the clean-up sales of certain securities, and several other factors detailed below under "Operating Results and Profitability."

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Total assets at December 31, 2012 were $81.6 billion, an increase of $21.2 billion (35 percent) from year-end 2011. The growth was primarily due to significant Advance borrowings by a new large-asset member. Total assets in 2012 averaged $66.7 billion, a decrease of $0.6 billion (one percent) from 2011. The year-over-year increase in total assets was substantially positive, while average assets fell slightly because the Advance growth occurred in the second half of the year.

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The balance of Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $71.3 billion at December 31, 2012, an increase of $30.4 billion (74 percent) from year-end 2011.

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Capital adequacy continued to substantially exceed all minimum regulatory capital requirements. On December 31, 2012, GAAP capital, which included $538 million of total retained earnings, stood at $4.5 billion or 5.56 percent of total assets. Total retained earnings increased in the fourth quarter by $25 million and by $94 million in all of 2012.

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Stockholders were paid a cash dividend on December 20, 2012 at a 4.75 percent annualized rate, which was 4.43 percentage points above the fourth quarter average 3-month LIBOR. The average dividend paid for the year was 4.44 percent.

FHLBank Cincinnati 4Q 2012

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The FHLBank contributed $27 million in 2012 to the Affordable Housing Program pool of funds to be awarded to members in 2013. In more than 20 years of partnering with members and housing organizations, the FHLBank has awarded $470 million through this program for the creation of more than 61,000 housing units for low and very-low income citizens. In addition, the FHLBank also continued to sponsor a voluntary housing program (the Carol M. Peterson Housing Fund) and established a new voluntary program (the Disaster Reconstruction Program). In 2012, $3 million was awarded under these programs, both of which were re-authorized by the Board of Directors to be continued in 2013.

Operating Results and Profitability

The spread between ROE and short-term interest rates, for which the FHLBank uses a proxy of 3-month LIBOR, is a market benchmark the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment.

	Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
ROE	6.22%	4.44%	6.20%	3.89%
ROE spread to average 3-month LIBOR	5.90	3.96	5.77	3.55

The FHLBank continued to provide competitive returns to stockholders' capital investment. Consistent with experience over the last several years, ROE was significantly above 3-month LIBOR resulting in the spread to that index being wider than the historical average.

The $97 million increase in net income and the 2.31 percentage point increase in ROE in 2012 over 2011 resulted from the following favorable factors:

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The FHLBank System’s REFCORP obligation was satisfied at the end of the second quarter of 2011. Payment of the REFCORP obligation, which had been recorded as a reduction to net income, was replaced with an allocation of 20 percent of net income to a separate restricted retained earnings account under the Joint Capital Enhancement Agreement. This change increased net income $19 million in 2012.

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Portfolio funding costs declined due to the FHLBank's actions related to asset-liability management, which improved net interest income by an estimated $17 million and ROE by an estimated 0.40 percentage points. First, the FHLBank continued to call a significant amount of high-cost debt (Consolidated Bonds) before their final maturities and replace them with new debt at substantially lower rates. Second, the amount of mortgages funded with short-term debt increased substantially in the third quarter before returning to levels more consistent with historical ranges in the fourth quarter. Third, principal paydowns of higher-yielding mortgage assets, although elevated on a nominal basis, were relatively muted in 2012 compared to the amount of high-cost Bonds the FHLBank called.

•	Prepayment fees on Advances rose $14 million in 2012.

•
Realized gains from the clean-up sales of certain mortgage-backed securities rose $13 million in 2012. Each of the securities sold had less than 15 percent of the original acquired principal remaining and were sold under the FHLBank's periodic clean-up process.

•	The growth in average Advance balances and new capital stock purchased to support this growth improved net interest income by an estimated $12 million and ROE by an estimated 0.08 percentage

FHLBank Cincinnati 4Q 2012

points. The net impact on ROE was relatively modest because of the additional stock associated with the Advance growth.

•	The provision for credit losses was reduced $11 million in 2012, mainly due to improvements in the housing market.

•	Changes in the unrealized market values of derivative and hedging activities raised non-interest income by $11 million in 2012.

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Net amortization expense of purchase premiums on mortgage assets and of premium/discounts and concession costs on Consolidated Obligations decreased $7 million in 2012, due to slower mortgage prepayment speeds. Amortization decreased because long-term interest rates declined less in 2012 than in 2011, actual prepayment speeds were less volatile in 2012, and projected prepayment speeds slowed moderately in 2012.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity was $71.3 billion at December 31, 2012 compared to $40.9 billion at year-end 2011.

The principal balance of Advances increased $25.8 billion (93 percent) from year-end 2011 to end 2012 at $53.6 billion. Average Advance principal balances in 2012 were $32.3 billion, an increase of 13 percent from 2011. The increase in the ending and average balances of Advances was primarily driven by the borrowings of a new large-asset member. Advance growth with many other members continued to be limited by the tepid economic expansion and significant amounts of liquidity available to members as a result of the actions of the Federal Reserve System. The FHLBank cannot predict if current economic trends or current government policies will continue. An increase in Advance demand across the membership base would be expected when the economy experiences a sustained improvement or if changes in government policy reduce other sources of liquidity available to our members.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $7.4 billion at December 31, 2012, a decrease of $0.4 billion (five percent) from year-end 2011. In 2012, the FHLBank purchased $2.3 billion of principal balances, while principal paydowns totaled $2.7 billion. The year-over-year reduction in principal balance reflected the relatively high nominal amount of principal paydowns and the need to manage the amount of purchases within a regulatory constraint.

The balance of investments at December 31, 2012 was $20.0 billion, a decrease of $2.0 billion (nine percent), from year-end 2011. Average investment balances in 2012 totaled $25.7 billion, a decrease of 14 percent from the same period of 2011. These changes were primarily in short-term liquidity investments, the balances of which were affected by the FHLBank's liquidity needs, the availability of acceptable net spreads, the number of eligible counterparties that met the FHLBank's unsecured credit risk criteria, and the growth in Advances.

The investment balance at the end of the year included $12.8 billion of mortgage-backed securities and $7.2 billion of short-term liquidity instruments. All of the FHLBank’s mortgage-backed securities currently held are issued and guaranteed by Fannie Mae, Freddie Mac or a U.S. government agency. Short-term liquidity instruments include investments secured with collateral, unsecured investments purchased from highly rated counterparties, and investments with counterparties directly or effectively guaranteed by the U.S. government.

FHLBank Cincinnati 4Q 2012

Risk Exposure

The FHLBank believes that its net liquidity position remained strong during 2012, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. The System had uninterrupted access on favorable terms to the capital markets for its debt issuances and funding needs.

Average market risk exposure was moderate during 2012, well within the FHLBank's policy limits, and consistent with the normal historical range. During the third quarter of 2012, market risk to higher interest rates was moderately elevated compared to historical positioning. At the end of 2012, the exposure had returned to within the normal historical range.

Residual credit risk exposure from offering Advances, purchasing investments, and executing derivative transactions was limited. Consistent with previous years, the FHLBank required no loss reserve for Advances and considered no investments to be other-than-temporarily impaired at December 31, 2012. The FHLBank believes its policies and procedures related to credit underwriting, Advance collateral management, and transactions with investment and derivative counterparties continue to mitigate these risks.

Residual credit risk exposure in the mortgage loan portfolio continued to be moderate and manageable. The allowance for credit losses in the Mortgage Purchase Program was $18 million and $21 million at December 31, 2012 and 2011, respectively. The lower allowance for credit losses was primarily a result of improvements in the housing market related to home prices and delinquency trends; these were partially offset by an adjustment for the estimated collectability on supplemental mortgage insurance policies held due to potential non-performance of mortgage insurers.

Capital Stock and Retained Earnings

The GAAP capital-to-assets ratio at December 31, 2012 was 5.56 percent, while the regulatory capital-to-assets ratio was 5.84 percent. Both ratios were well above the regulatory required minimum of 4.00 percent but were lower than year-end 2011's ratios due to an increase in financial leverage resulting from the Advance growth. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability under GAAP. The amounts of GAAP and regulatory capital increased $978 million and $914 million, respectively, between year-end 2011 and 2012, resulting from members' capital stock purchases to support Advance growth and additional retained earnings.

Total retained earnings were $538 million at December 31, 2012, an increase of $94 million (21 percent) from year-end 2011. Total retained earnings comprised $479 million unrestricted and $59 million restricted. The FHLBank believes that the amount of total retained earnings is sufficient to protect against impairment risk of capital stock and to provide the opportunity for dividend stability.

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FHLBank Cincinnati 4Q 2012

The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLBank has 742 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

FHLBank Cincinnati 4Q 2012

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31, 2012	December 31, 2011	Percent Change
Total assets	$81,562	$60,397	35%
Advances (principal)	53,621	27,839	93
Mortgage loans held for portfolio (principal)	7,366	7,752	(5)
Total investments	19,950	21,941	(9)
Consolidated Obligations:
Discount Notes	30,840	26,136	18
Bonds	44,346	28,855	54
Total Consolidated Obligations	75,186	54,991	37
Mandatorily redeemable capital stock	211	275	(23)
Capital stock	4,010	3,126	28
Total retained earnings	538	444	21
Total capital	4,537	3,559	27
Regulatory capital (1)	4,759	3,845	24

Capital-to-assets ratio (GAAP)	5.56%	5.89%
Capital-to-assets ratio (Regulatory) (1)	5.84	6.37

OPERATING RESULTS

	Three Months Ended December 31,			For the Years Ended December 31,
	2012	2011	Percent Change (2)	2012	2011	Percent Change (2)
Total interest income	$231	$240	(4)%	$921	$1,011	(9)%
Total interest expense	140	172	(19)	613	762	(20)
Net interest income	91	68	35	308	249	24
Provision for credit losses	—	7	(92)	1	12	(88)
Other (loss) income	(4)	(2)	(89)	13	(5)	NM
Other expense	15	14	1	58	57	2
AHP and REFCORP	7	5	57	27	37	(25)
Net income	$65	$40	62	$235	$138	70

Return on average equity	6.22%	4.44%		6.20%	3.89%
Return on average assets	0.36	0.25		0.35	0.21
Net interest margin	0.51	0.42		0.46	0.37
Annualized dividend rate	4.75	4.00		4.44	4.25
Average 3-month LIBOR	0.32	0.48		0.43	0.34

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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